                          DEFERRED ANNUITY CONTRACT


RIVERSOURCE LIFE                                         RIVERSOURCE [LOGO](SM)
INSURANCE COMPANY                                              ANNUITIES
[829 Ameriprise Financial Center]
[Minneapolis, MN 55474]



This is a deferred annuity contract. It is a legal contract between you, as the owner, and us, RiverSource Life Insurance Company, a Stock Company, Minneapolis, Minnesota. PLEASE READ YOUR CONTRACT CAREFULLY.

If the annuitant is living on the Retirement Date, we will begin to pay you monthly annuity payments. Any payments made by us are subject to the terms of this contract. The owner and beneficiary are as named in the application unless they are changed as provided for in this contract.

We issue this contract in consideration of your application and the payment of the initial purchase payment.

Signed for and issued by RiverSource Life Insurance Company of Minneapolis, Minnesota, as of the contract date.

ACCUMULATION VALUES AND ANNUITY PAYMENTS, WHEN BASED ON THE INVESTMENT RESULTS OF THE VARIABLE SUBACCOUNTS, ARE VARIABLE AND NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT. SEE THE VARIABLE ACCOUNT PROVISIONS.

PAYMENTS AND VALUES BASED ON THE GUARANTEE PERIOD ACCOUNTS ARE SUBJECT TO A MARKET VALUE ADJUSTMENT FORMULA, THE OPERATION OF WHICH MAY RESULT IN UPWARD AND DOWNWARD ADJUSTMENTS IN AMOUNTS PAYABLE TO AN OWNER OR ANNUITANT, INCLUDING WITHDRAWALS, TRANSFERS AND AMOUNTS APPLIED TO PURCHASE AN ANNUITY. SEE THE WITHDRAWAL PROVISIONS SECTION FOR MARKET VALUE ADJUSTMENT PROVISIONS.

NOTICE OF YOUR RIGHT TO EXAMINE THIS CONTRACT FOR 10 DAYS. If for any reason you are not satisfied with this contract, return it to us or our agent within 10 days after you receive it. We will then cancel this contract. Upon such cancellation we will refund an amount equal to the sum of: (1) the contract value, including any Market Value Adjustment, if applicable, and less any purchase payment credits, if applicable, at the end of the Valuation Period during which we receive the contract; and (2) any premium tax charges paid. This contract will then be considered void from its start.


/s/ Thomas R. Moore                         /s/ Timothy V. Bechtold

    Secretary                                   President


*  Flexible Purchase Payments
*  Investment Experience Reflected in Benefits
*  Optional Fixed Dollar or Variable Accumulation Values and Annuity Payments
*  Annuity Payments to Begin on the Retirement Date
*  This Contract is Nonparticipating -- Dividends Are Not Payable

273954                                                               [C(01/07)]

                                                   GUIDE TO CONTRACT PROVISIONS



DEFINITIONS                     Important words and meanings                                                  Page 3

GENERAL PROVISIONS              Entire contract; Annuity tax qualification; Contract modification;            Page 5
                                Incontestability; Benefits based on incorrect data; State laws;
                                Reports to owner; Evidence of survival; Protection of proceeds;
                                Payments by us; Voting rights

OWNERSHIP AND BENEFICIARY       Owner rights; Change of ownership; Beneficiary; Change of                     Page 6
                                Beneficiary; Assignment

PAYMENTS TO BENEFICIARY         Describes the amounts payable upon death                                      Page 7

PURCHASE PAYMENTS               Purchase payments; Payment limits; Allocations of                             Page 8
                                purchase payments, Purchase Payment Credits

CONTRACT VALUE                  Describes the One-Year FixedAccount; Dollar Cost Averaging                    Page 9
                                (DCA) Fixed Account, Guarantee Period Account and variable account contract values; Interest to be credited; Contract administrative charge; Premium taxes; Transfers of contract values; Dollar Cost Averaging

FIXED, GUARANTEE PERIOD         Describes the One-Year Fixed Account , DCA Fixed Account;                     Page 11
AND VARIABLE ACCOUNTS           Describes Guarantee Period Accounts and interest credited;
                                Describes the variable subaccounts accumulation units and values;
                                Net investment factor; Mortality and expense risk charge; Variable account administrative charge; Annuity unit value

WITHDRAWAL PROVISIONS           Contract withdrawal for its withdrawal value; Rules for withdrawal;           Page 13
                                Withdrawal charges; Waiver of withdrawal charges; Market Value
                                Adjustment

ANNUITY PROVISIONS              When annuity payments begin; Different ways to receive annuity                Page 16
                                payments; Determination of payment amounts

TABLES OF ANNUITY RATES         Tables showing the amount of the first variable annuity payment               Page 18
                                and the guaranteed fixed annuity payments for the various
                                payment plans

273954                                                                   Page 2

                                  DEFINITIONS

The following words are used often in this contract. When we use these words, this is what we mean:

ACCUMULATION UNIT
An accumulation unit is an accounting unit of measure. It is used to calculate the variable account contract value prior to annuitization.

ANNUITANT
The person or persons on whose life monthly annuity payments depend. The term "annuitant" as used in this contract includes joint annuitants and therefore is replaced in all instances with the term "annuitants." The annuitants are those persons named under Contract Data or elected at annuitization. All terms, conditions, rights and requirements that apply to an "annuitant" under this contract shall apply jointly and severally to each joint annuitant named. Any contract provisions based on the age of the annuitant will be based on the age of the oldest annuitant, except that annuity income plan rates will be based on the specific annuitant(s)' age(s).

ANNUITIZATION
The application of the contract value of this contract to provide annuity payments under an annuity payment plan.

ANNUITY UNIT
An annuity unit is an accounting unit of measure. It is used to calculate the value of annuity payments from the variable account on and after annuitization.

CODE
The Internal Revenue Code of 1986, as amended.

CONTRACT ANNIVERSARY
The same day and month as the contract date each year that the contract remains in force.

CONTRACT DATE
It is the date from which contract anniversaries, contract years, and contract months are determined. Your contract date is shown under Contract Data.

CONTRACT VALUE
The sum of the: (1) fixed account contract value; and (2) guarantee period accounts value; and (3) variable account contract value.

FIXED ANNUITY
A fixed annuity is an annuity with payments which are guaranteed by us as to dollar amount during the annuity payment period.

ONE-YEAR FIXED ACCOUNT
It is an account to which you may allocate purchase payments and contract values. Amounts you allocate to the One-Year Fixed Account earn guaranteed interest rates that we declare periodically.

DOLLAR COST AVERAGING (DCA) FIXED ACCOUNT
It is an account to which you may allocate purchase payments. Purchase payment amounts you allocate to the DCA Fixed Account must be transferred within a specified period to the One-Year Fixed Account, Guarantee Period Accounts, selected variable subaccounts or an asset allocation program model portfolio, subject to limitations shown under Contract Data. The amounts allocated to the DCA Fixed Account earn guaranteed interest rates that we declare periodically.

GUARANTEE PERIOD ACCOUNTS
These are accounts to which you may allocate purchase payments and contract values. Guarantee Period Accounts have guaranteed interest rates declared periodically.

MARKET VALUE ADJUSTMENT
A positive or negative adjustment
assessed if any portion of a Guarantee Period Account is withdrawn or transferred prior to the end of its guaranteed period.

NONQUALIFIED CONTRACT
A contract used primarily for retirement purposes that is not intended to qualify as a qualified plan (such as IRAs, TSAs, or other tax-qualified plans).

RETIREMENT DATE
The date shown under Contract Data on which annuity payments are to begin. This date may be changed as provided in this contract. You will be notified prior to the retirement date in order to select an appropriate annuity payment plan.

VALUATION DATE
A valuation date is each day the New York Stock Exchange is open for trading.

273954                                                                   Page 3

VALUATION PERIOD
A valuation period is the interval of time commencing at the close of business on each valuation date and ending at the close of business on the next valuation date.

VARIABLE ACCOUNT
Consists of separate subaccounts to which you may allocate purchase payments and contract values; each invests in shares of one fund. The value of your investment in each subaccount changes with the performance of the particular fund.

VARIABLE ANNUITY
A variable annuity is an annuity with payments which are not predetermined or guaranteed as to dollar amount and vary in amount with the investment experience of one or more of the variable subaccounts.

WE, US, OUR
RiverSource Life Insurance Company

WRITTEN REQUEST
A request in writing signed by you and delivered to us at our corporate office.

YOU, YOUR
The owner of this contract. In a nonqualified contract, the owner may be someone other than the annuitant. The owner is shown in the application unless the owner has been changed as provided in this contract.

273954                                                                   Page 4

                              GENERAL PROVISIONS

ENTIRE CONTRACT
This contract form and any endorsements or riders attached to it are the entire contract between you and us.

No one except one of our corporate officers (President, Vice President, Secretary or Assistant Secretary) can change or waive any of our rights or requirements under this contract. That person must do so in writing. None of our other representatives or other persons has the authority to change or waive any of our rights or requirements under this contract.

ANNUITY TAX QUALIFICATION
This contract is intended to qualify as an annuity contract under Section 72 of the Code for federal income tax purposes. To that end, the provisions of this contract are to be interpreted to ensure or maintain such tax-qualification, notwithstanding any other provisions to the contrary.

CONTRACT MODIFICATION
We reserve the right to modify this contract to the extent necessary to qualify this contract as an annuity contract under Section 72 of the Code and all related laws and regulations which are in effect during the term of this contract.

We will obtain any necessary approval of any regulatory authority for the modifications.

INCONTESTABLE
This contract is incontestable from its date of issue.

BENEFITS BASED ON INCORRECT DATA
Payments under the contract will be based on the annuitant's birthdate and sex. If the annuitant's birthdate or sex or your birthdate has been misstated, payments under this contract will be adjusted. They will be based on what would have been provided at the correct birthdate and sex. Any underpayments made by us will be made up immediately. Any overpayments made by us will be subtracted from the future payments.

STATE LAWS
This contract is governed by the law of the state in which it is delivered. The values and benefits of this contract are at least equal to those required by such state. Any paid up annuity, cash withdrawal or death benefits available under the contract are not less than the minimum benefits required by any statute of the state in which the contract is delivered.

REPORTS TO OWNER
At least once a year we will send you a statement showing the contract value and the cash withdrawal value of this contract. This statement will be based on any laws or regulations that apply to contracts of this type.

EVIDENCE OF SURVIVAL
Where any payments under this contract depend on the recipient or annuitant being alive on a certain date, proof that such condition has been met may be required by us. Such proof may be required prior to making the payments.

PROTECTION OF PROCEEDS
Payments under this contract are not assignable by any beneficiary prior to the time they are due. To the extent allowed by law, payments are not subject to the claims of creditors or to legal process.

PAYMENTS BY US
All sums payable by us are payable at our corporate office. Any payment or withdrawal from a variable subaccount is based on the variable subaccount value.

VOTING RIGHTS
So long as federal law requires, we will give certain voting rights to contractowners. As contractowner, if you have voting rights we will send a notice to you telling you the time and place of a shareholder meeting. The notice will also explain matters to be voted upon and how many votes you get.

273954                                                                   Page 5

                           OWNERSHIP AND BENEFICIARY

OWNER RIGHTS
As long as the annuitant is living and unless otherwise provided in this contract, you may exercise all rights and privileges provided in this contract or allowed by us.

CHANGE OF OWNERSHIP
You may change the ownership. Any change of ownership must be made by written request on a form approved by us. The change must be made while the annuitant is living. Once the change is recorded by us, it will take effect as of the date of your request, subject to any action taken or payment made by us before the recording.

BENEFICIARY
Beneficiaries are those you have named in the application or later changed as provided below, to receive benefits of this contract if you or the annuitant die while this contract is in force.

Only those beneficiaries who are living when death benefits become payable may share in the benefits, if any. If no beneficiary is then living, we will pay the benefits to you, if living, otherwise to your estate.

CHANGE OF BENEFICIARY
You may change the beneficiary anytime while the annuitant is living by satisfactory written request to us. Once the change is recorded by us, it will take effect as of the date of your request, subject to any action taken or payment made by us before the recording.

ASSIGNMENT
You can assign this contract or any interest in it while the annuitant is living. Your interest and the interest of any beneficiary is subject to the interest of the assignee. An assignment is not a change of ownership and an assignee is not an owner as these terms are used in this contract. Any amounts payable to the assignee will be paid in a single sum.

A copy of any assignment must be submitted to us at our corporate office. Any assignment is subject to any action taken or payment made by us before the assignment was recorded at our corporate office. We are not responsible for the validity of any assignment.

273954                                                                  Page 6

                            PAYMENTS TO BENEFICIARY

DEATH BENEFIT BEFORE ANNUITIZATION
A death benefit is payable to the beneficiary upon the earlier death of you or the annuitant while this contract is in force and prior to annuitization.

As of the date we receive due proof of death, w e will pay the beneficiary the greater of the following amounts, less any applicable purchase payment credits that have not vested:

1.   the contract value; or

2.   the "Return of Payment Value".

RETURN OF PAYMENT VALUE (ROP) DEFINITION
The ROP is the total purchase payments AND ANY APPLICABLE PURCHASE PAYMENT CREDITS MADE TO THE CONTRACT, minus "adjustments for partial withdrawals".

ADJUSTMENTS FOR PARTIAL WITHDRAWALS DEFINITION
"Adjustments for partial withdrawals" are for each partial withdrawal using the following formula:
                  A  X  B       where:
                  -------
                     C

A      = the partial withdrawal including any
         applicable withdrawal charge

B      = the ROP on the date of (but prior to) the partial
         withdrawal

C      = the contract value on the date of (but
         prior to) the partial withdrawal.

Any amounts payable or applied by us as described in the sections below will be based on the contract values as of the valuation date on or next following the date on which due proof of death is received at our corporate office. Due proof of death includes all documents needed to complete the beneficiary's claim.

PAYMENT OF DEATH BENEFIT BEFORE ANNUITIZATION
The above death benefit will be payable in a lump sum upon the receipt of due proof of death of you or the annuitant, whichever first occurs. The beneficiary may elect to receive payment any time within five years after the date of death.

The above death benefit will also be made upon the first to die if ownership is in a joint tenancy except where spouses are joint owners with right of survivorship and the surviving joint spouse elects to continue the contract.

In lieu of a lump sum, payments may be made under:

1.   an Annuity Payment Plan, provided:

     o the beneficiary elects the plan within 60 days after we receive due proof of death; and

     o the plan provides payments over a period which does not exceed the life or life expectancy of the beneficiary; and

     o    payments begin no later than one year after the date of death; or

2. other distribution options that we may offer and that satisfy requirements of Code Section72(s)(2) and related regulations, rulings or promulgations of the Internal Revenue Service or Department of the Treasury.

For Annuity Payment Plans, the reference to "annuitant" in the Annuity Provisions shall apply to the beneficiary.

SPOUSE'S OPTION TO CONTINUE CONTRACT
If you die prior to annuitization and your spouse is the sole beneficiary or co-owner of the contract, your spouse may keep the contract in force as owner and may make additional purchase payments to the contract

Election by the spouse to continue the contract must be made by written request within 60 days after we receive due proof of death. Upon such continuation the contract value shall be equal to the death benefit that would otherwise have been paid. Withdrawal charges, if any, under the continued contract shall only apply to additional purchase payments.

DEATH AFTER ANNUITIZATION
If you or the annuitant die after annuitization, the amount payable to the beneficiary, if any, will be as provided in the Annuity Payment Plan then in effect.

273954                                                                   Page 7

                               PURCHASE PAYMENTS

PURCHASE PAYMENT
Purchase payments are the payments you make for this contract and the benefits it provides. Purchase payments must be paid or mailed to us at our corporate office or to an authorized agent. If requested, we'll give you a receipt for your purchase payments.

ADDITIONAL PURCHASE PAYMENTS
Additional purchase payments may be made until the earlier of:

1.   the date this contract terminates by withdrawal or otherwise;

     or

2.   the date on which annuity payments begin.

Additional purchase payments are subject to the "Payment Limits Provision" below.

PAYMENT LIMITS PROVISION
Maximum Purchase Payments -- The maximum total contract purchase payments may not exceed the amounts shown under Contract Data. We reserve the right to increase the maximums.

Additional Purchase Payments -- You may make additional purchase payments of at least the amount shown under Contract Data.

ALLOCATION OF PURCHASE PAYMENTS
In most cases, you request, in whole percentages, how you want your purchase payments allocated among the One-Year Fixed Account, DCA Fixed Account, Guarantee Period Accounts and variable subaccounts. The percentage of any payment which may be allocated to the One-Year Fixed Account is shown under Contract Data. We reserve the right to reduce this percentage during any time period that our credited rate of interest for new purchase payments is equal to the Guaranteed Minimum Effective Interest Rate shown under Contract Data.

We reserve the right to limit the accounts and/or subaccounts to which you can allocate purchase payments or contract value at any time. In addition, allocations to certain accounts or subaccounts may be limited or required under the terms of certain optional benefit riders, if any, attached to this contract. Your allocations as of the contract date are shown under Contract Data.

Unless any restrictions apply, you may, by written request, or other method agreed to by us, change your choice of accounts or percentages. The first purchase payment will be allocated as of the end of the valuation period during which we make an affirmative decision to issue this contract. Purchase payments after the first will be allocated as of the end of the valuation period during which we receive the payment at our corporate office.

PURCHASE PAYMENT CREDITS
If shown under Contract Data, we may apply an additional purchase payment credit to your contract value for applicable net purchase payments you make to this contract. The purchase payment credit is a percentage of such net purchase payment, which is the purchase payment less the amount of partial withdrawals that exceed all prior purchase payments. The percentage depends on the amount of cumulative purchase payments under the contract less partial withdrawals as shown under Contract Data.

If an additional purchase payment causes the contract as a whole to be eligible for a greater percentage credit, an additional credit on prior purchase payments, less any partial withdrawals, will be allocated on the date of the additional purchase payment. Such additional credit is calculated to bring the credit percentage on all prior net purchase payments to the current level. Purchase payment credits will be allocated to the contract value according to your then-existing purchase payment allocation instructions.

Any partial withdrawal reduces the cumulative net purchase payments used as the basis of the credits on a last-in, first-out basis. Purchase payment credits are vested as shown under Contract Data.

273954                                                                   Page 8

                                CONTRACT VALUE

CONTRACT VALUE
The contract value at any time is the sum of:

1.   the One-Year Fixed Account contract value; and
2.   the DCA Fixed Account contract value; and
3.   the value of the Guarantee Period Accounts; and
4.   the variable account contract value.

If:

1.   part or all of the contract value is withdrawn; or
2.   charges described herein are made against the contract value;

then a number of accumulation units from the variable subaccounts and an amount from the One-Year Fixed Account, DCA Fixed Account and Guarantee Period Accounts will be deducted to equal such amount. For withdrawals, deductions will be made from the One-Year Fixed Account, DCA Fixed Account, Guarantee Period Accounts or variable subaccounts that you specify. Otherwise, the number of units from the variable subaccounts and the amount from the One-Year Fixed Account, DCA Fixed Account and Guarantee Period Accounts will be deducted in the same proportion that your interest in each bears to the total contract value.

ONE-YEAR FIXED ACCOUNT CONTRACT VALUE
The One-Year Fixed Account contract value at any time will be:
1. the sum of all purchase payments and any applicable purchase payment credits allocated to the One-Year Fixed Account, plus interest credited; plus
2. any amounts transferred to the One-Year Fixed Account from any variable subaccount, DCA Fixed Account or Guarantee Period Accounts, plus interest credited; less
3. any amounts transferred from the One-Year Fixed Account to any variable subaccount or Guarantee Period Accounts; less
4.   any amounts deducted for charges or withdrawals.

DCA FIXED ACCOUNT CONTRACT VALUE
The DCA Fixed Account contract value at any time will be:
1. the sum of all purchase payments and any applicable purchase payment credits allocated to the DCA Fixed Account, plus interest credited; less
2. any amounts transferred from the DCA Fixed Account to any variable subaccount, the One-Year Fixed Account or Guarantee Period Accounts; less
3.   any amounts deducted for charges or withdrawals.

GUARANTEE PERIOD ACCOUNT VALUE
The value of a Guarantee Period Account at any time will be the:
1. sum of the purchase payments and any applicable purchase payment credits allocated to the Guarantee Period Accounts, plus interest credited; plus
2. any amounts transferred to the Guarantee Period Accounts, from any variable subaccount, One-Year Fixed Account or DCA Fixed Account, plus interest credited; less
3. any amounts transferred from the Guarantee Period Accounts to any variable subaccount or the One-Year Fixed Account; less
4. any amounts deducted for market value adjustments, charges or withdrawals; plus
5.   any amounts added for market value adjustments.

VARIABLE ACCOUNT CONTRACT VALUE
The variable account contract value at any time will be:

1. the sum of the value of all variable subaccount accumulation units under this contract resulting from purchase payments and any applicable purchase payment credits so allocated, plus
2. the sum of the value of all variable subaccount accumulation units under this contract resulting from amounts transferred to the variable subaccounts from any variable subaccount, One-Year Fixed Account, DCA Fixed Account or Guarantee Period Accounts; less
3. the sum of the value of all variable subaccount accumulation units under this contract resulting from or amounts transferred from the variable subaccounts to any variable subaccount, One-Year Fixed Account or Guarantee Period Accounts; less
4. the value of any variable subaccount accumulation units deducted for charges or withdrawals from the variable subaccounts.

CONTRACT ADMINISTRATIVE CHARGE
We charge a fee for establishing and maintaining our records for this contract. The charge per year is shown under Contract Data and is deducted from the contract value at the end of each contract year. The charge deducted will be prorated among the variable subaccounts, One-Year Fixed Account, DCA Fixed Account and Guarantee Period Accounts in the same proportion your interest in each bears to the total contract value.

We waive the annual contract administrative charge for any contract year where the contract value immediately prior to the deduction of the charge is equal to or more than as shown under Contract Data.

If you make a full withdrawal of this contract, we deduct the full contract administrative charge at the time of full withdrawal regardless of contract value. The charge does not apply at or after annuitization of this contract or at the time a death benefit is paid.

273954                                                                   Page 9

PREMIUM TAX CHARGES
We reserve the right to assess a charge against the contract value of this contract for any applicable premium tax assessed to us by a state or local government. This charge could be deducted when you make purchase payments, or make a full withdrawal of the contract value or at the time of annuitization.

TRANSFERS OF CONTRACT VALUES
While this contract is in force prior to annuitization, transfers of contract values may be made as outlined below unless contract values are required to be allocated to certain accounts or subaccounts under the terms of certain optional benefit riders, if any, attached to this contract.

1. You may transfer all or a part of the values held in one or more of the variable subaccounts to another one or more of the variable subaccounts. Subject to Items 2 and 3 and the limitations shown under Contract Data, you may also transfer values held in one or more of the variable subaccounts to the One-Year Fixed Account or Guarantee Period Accounts.

2. On or within the 30 days before or after a contract anniversary you may transfer values from the One-Year Fixed Account to one or more of the variable subaccounts or Guarantee Period Accounts. This amount shall not exceed the One-Year Fixed Account transfer limit shown under Contract Data. If such a transfer is made, no transfers from any variable subaccount or Guarantee Period Account to the One-Year Fixed Account may be made for six months after such a transfer.

3. You may transfer values from any Guarantee Period Accounts to one or more of the variable subaccounts, One-Year Fixed Account or Guarantee Period Accounts anytime after 60 days of the date of the payment allocation or transfer allocation into such Guarantee Period Account. Any transfer prior to the end of the applicable guarantee period will be subject to a market value adjustment.

4. You may transfer from the DCA Fixed Account to the other accounts as explained in Dollar Cost Averaging, shown below. You may not transfer values from any account into the DCA Fixed Account.

You may make a transfer by written request. Telephone transfers may also be made according to telephone procedures or automated transfer procedures that are then currently in effect, if any. There is no fee or charge for these transfers. However, the minimum transfer is $500. If you request a transfer of $500 or less, we will transfer the entire value in the subaccount, in the One-Year Fixed Account or in the Guarantee Period Account from which the transfer is being made, or other such minimum amounts agreed to by us. The minimum amount that may be transferred to a Guarantee Period Account is shown under Contract Data.

We may suspend or modify transfer privileges at any time. The right to transfer contract values among the subaccounts, Guarantee Period Accounts and One-Year Fixed Accounts is also subject to modification if we determine, in our sole discretion, that the exercise of that right by one or more contract owners is, or would be, to the disadvantage of other contract owners. Any modification could be applied to transfers to or from some or all of the subaccounts, Guarantee Period Accounts and One-Year Fixed Account. These modifications could include, but not be limited to, the requirements of a minimum time period between each transfer, not accepting transfer requests of an agent acting under a power of attorney on behalf of more than one contract owner, not accepting transfers to or from the Guarantee Period Accounts or limiting the dollar amount that may be transferred between the subaccounts and the One-Year Fixed Account by a contract owner at any one time. We may apply these modifications or restrictions in any manner reasonably designed to prevent any use of the transfer right we consider to be to the disadvantage of other contract owners.

DOLLAR COST AVERAGING (DCA)
You may authorize the automated transfer of an amount, at the interval selected by you, from the 1-Year Guarantee Period Account, the One-Year Fixed Account or any variable subaccount to any other variable subaccount, Guarantee Period Account or the One-Year Fixed Account, subject to limitations shown under Contract Data. Amounts transferred automatically from the 1-Year Guarantee Period Account will not be subject to a market value adjustment. You may terminate automated transfers at any time.

You may also allocate purchase payments to the DCA Fixed Account which will be transferred out within the specified DCA Fixed Account period to an asset allocation program model portfolio, or to the One-Year Fixed Account, a Guarantee Period Account, and/or any variable subaccount. Transfers to the One-Year Fixed Account and Guarantee Period Accounts are subject to limitations shown under Contract Data. If you terminate automated transfers from the DCA Fixed Account, the entire DCA Fixed Account balance will immediately be transferred to the specified accounts or asset allocation program model portfolio.

We reserve the right to change the terms and conditions of the DCA program at any time.

273954                                                                  Page 10

                 FIXED, GUARANTEE PERIOD AND VARIABLE ACCOUNTS

THE FIXED ACCOUNT
The fixed account is our general account. It is made up of all our assets other than those in:

1.   The Variable Account; and
2.   Any other segregated asset accounts, including the Guarantee Period
     Accounts.

We will credit interest to the fixed account. Interest will begin to accrue daily on the date the purchase payments which are received in our corporate office become available for us to use. Such interest will be credited at rates that we determine from time to time. However, we guarantee that the rate for the fixed account will not be less than the minimum effective annual interest rate shown under Contract Data.

We back the principal and interest guarantees relating to the fixed account. Purchase payments and transfers to the fixed account become part of our general account.

The fixed account consists of the One-Year Fixed Account and the Dollar Cost Averaging Fixed Account.

ONE-YEAR FIXED ACCOUNT Payment allocations or transfers may be made to this
----------------------
account, subject to the limitations shown under Contract Data.

DCA FIXED ACCOUNT Payment allocations made to this account must be
-----------------
transferred, within the timeframe shown under Contract Data, to any or all of the following:

o    an asset allocation program model portfolio;
o    variable subaccount(s);
o Guarantee Period Account(s), subject to the limitations shown under Contract Data.;
o the One-Year Fixed Account, subject to the limitations shown under Contract Data.

GUARANTEE PERIOD ACCOUNTS
The Guarantee Period Accounts are part of a "nonunitized" segregated asset account (Separate Account). We have established the separate account for the purpose of facilitating accounting and investment processes we undertake in offering guaranteed interest for periods you can select from those that are available. This separate account may not be charged with liabilities from any other separate account or our general account. We back the principal and interest guarantees relating to the Guarantee Period Accounts. The minimum investment in any Guarantee Period Account is as shown under Contract Data.

The Guarantee Period Account term durations we offer may vary over time. We declare and guarantee an interest rate for the entire term duration of each Guarantee Period Account when you make an allocation or transfer to a Guarantee Period Account. We credit interest to Guarantee Period Account contract values daily. All interest rates we quote are effective annual interest rates - this refers to the rate that results after interest has compounded daily for a full year. Refer to the Purchase Payments and Contract Value sections for detailed Guarantee Period Account payment allocation and contract value transfer rules.

You may transfer or withdraw contract value from a Guarantee Period Account within the 30 day period before the end of the Guarantee Period Account's guarantee period without receiving a Market Value Adjustment. During this 30 day window you may choose to transfer value to:

o a new Guarantee Period Account, subject to the limitations shown under Contract Data, or
o the One-Year Fixed Account, subject to the limitations shown under Contract Data, or
o    any of the variable subaccounts.

Or, you may choose to withdraw the value from the contract (subject to applicable withdrawal provisions). If we do not receive any instructions at the end of your guarantee period we will automatically transfer the value into a Guarantee Period Account with the shortest term duration we then offer. Refer to the Withdrawal Provision section for detailed market value adjustment and withdrawal rules.

THE VARIABLE ACCOUNT
The variable account is a separate investment account of ours. It consists of several subaccounts which are named under Contract Data. We have allocated a part of our assets for this and certain other contracts to the variable account. Such assets remain our property. However, they may not be charged with the liabilities from any other business in which we may take part.

INVESTMENTS OF THE VARIABLE ACCOUNT
Each variable subaccount will buy, at net asset value, shares of the fund shown for that subaccount under Contract Data or as later added or changed.

We may change the funds the variable subaccounts buy shares from if laws or regulations change, the existing funds become unavailable or, in the judgment of RiverSource Life, the funds are no longer suitable for the subaccounts. We have the right to substitute any funds for those shown under Contract Data.

We may also:
o    add new subaccounts,
o    combine any two or more subaccounts,
o    make additional subaccounts investing in additional funds,
o    transfer assets to and from the subaccounts or the variable account, and
o    eliminate or close any subaccounts.

We would first seek approval of the Securities and Exchange Commission if necessary, and, where required, the insurance regulator of the state where this contract is delivered.

273954                                                                  Page 11

VALUATION OF ASSETS
Fund shares in the variable subaccounts will be valued at their net asset value.

VARIABLE ACCOUNT ACCUMULATION UNITS
The number of accumulation units for each of the variable subaccounts is found by adding the number of accumulation units resulting from:

1. purchase payments and any applicable purchase payment credits allocated to the subaccount; and

2.   transfers to the subaccount;

and subtracting the number of accumulation units resulting from:

1.   transfers from the subaccount; and

2.   withdrawals (including withdrawal and other charges) from the subaccount;
     and

3. contract administrative charge or any rider charge deductions from the subaccount.

The number of accumulation units added or subtracted for each of the above transactions is found by dividing (1) by (2) where:

1.   is the amount allocated to or deducted from the subaccount; and

2. is the accumulation unit value for the subaccount for the respective valuation period during which we received the purchase payment or transfer value, or during which we deducted transfers, withdrawals, withdrawal or other charges or contract administrative charges.

VARIABLE ACCOUNT ACCUMULATION UNIT VALUE
The value of an accumulation unit for each of the variable subaccounts was set at $1 when the first fund shares were bought. The value for any later valuation period is found as follows:

The accumulation unit value for each variable subaccount for the last prior valuation period is multiplied by the net investment factor for the same subaccount for the next following valuation period. The result is the accumulation unit value. The value of an accumulation unit may increase or decrease from one valuation period to the next.

NET INVESTMENT FACTOR
The net investment factor is an index applied to measure the investment performance of a variable subaccount from one valuation period to the next. The net investment factor may be greater or less than one; therefore, the value of an accumulation or annuity unit may increase or decrease.

The net investment factor for any such subaccount for any valuation period is determined by: dividing (1) by (2) and subtracting (3) and (4) from the result. This is done where:

1.   is the sum of:

     a. the net asset value per share of the fund held in the variable subaccount determined at the end of the current valuation period; plus
     b. the per share amount of any dividend or capital gain distribution made by the fund held in the variable subaccount, if the "ex-dividend" date occurs during the current valuation period; and

2. is the net asset value per share of the fund held in the variable subaccount, determined at the end of the last prior valuation period; and

3.   is a factor representing the mortality and expense risk charge; and

4.   is a factor representing the variable account administrative charge.

MORTALITY AND EXPENSE RISK CHARGE
In calculating unit values we will deduct a mortality and expense risk charge from the variable subaccounts. This deduction is made to compensate us for assuming the mortality and expense risks under contracts of this type. We estimate that approximately 2/3 of this charge is for assumption of mortality risk and 1/3 is for assumption of expense risk. The deduction will be:

1.   made from each variable subaccount; and

2.   computed on a daily basis.

VARIABLE ACCOUNT ADMINISTRATIVE CHARGE
In calculating unit values, we will deduct a variable account administrative charge from the variable subaccounts. This deduction is made to compensate us for certain administrative and operating expenses for contracts of this type. The deduction will be:

1.   made from each variable subaccount; and

2.   computed on a daily basis.

ANNUITY UNIT VALUE
The value of an annuity unit for each variable subaccount was arbitrarily set at $1 when the first fund shares were bought. The value for any later valuation period is found as follows:

1. the annuity unit value for each variable subaccount for the last prior valuation period is multiplied by the net investment factor for the subaccount for the valuation period for which the annuity unit value is being calculated.

2. the result is multiplied by an interest factor. This is done to neutralize the assumed investment rate which is built into Table A under the Tables of Annuity Rates section.

273954                                                                  Page 12

                             WITHDRAWAL PROVISIONS

WITHDRAWAL
By written request and subject to the rules below you may:

1.   withdraw this contract for the total withdrawal value; or

2.   partially withdraw this contract for a part of the withdrawal value.

RULES FOR WITHDRAWAL
All withdrawals will have the following conditions.

1.   You must apply by written request or other method agreed to by us:

     a.   while this contract is in force; and
     b. prior to the earlier of beginning an annuity payment plan or the death of the annuitant or owner.

2. You must withdraw an amount equal to at least $500. Each variable subaccount value, Guarantee Period Account value and the One-Year Fixed Account value after a partial withdrawal must be either $0 or at least $50.

3. The amount withdrawn, less any charges, will normally be mailed to you within seven days of the receipt of your written request and this contract, if required.

     For withdrawals from the fixed account and following any required regulatory approval, we have the right to defer payment to you for up to six months from the date we receive your request.

4. For partial withdrawals, if you do not specify from which account the withdrawal is to be made, the withdrawal will be made from the variable subaccounts, Guarantee Period Accounts and the fixed account in the same proportion as your interest in each bears to the contract value.

5.   Any amounts withdrawn and charges which may apply cannot be repaid.

Upon withdrawal for the full withdrawal value this contract will terminate. We may require that you return the contract to us before we pay the full withdrawal value.

WITHDRAWAL VALUE
The withdrawal value at any time will be:

1.   the contract value;

2.   plus or minus any applicable market value adjustment;

3.   minus the full contract administrative charge;

4.   minus any withdrawal charge;

5. minus any purchase payment credits that have not vested as shown under Contract Data.

WITHDRAWAL CHARGE
A withdrawal charge may apply in the event you withdraw some or all of your contract value. The withdrawal charge schedule for your contract is shown under Contract Data. A withdrawal charge applies if you withdraw purchase payments received that are still in the withdrawal charge period. Refer to Waiver of Withdrawal Charges for situations when withdrawal charges are not deducted.

For full withdrawals, we determine your withdrawal charge by multiplying each of your purchase payments not previously withdrawn and not subject to a waiver of withdrawal charge by the applicable withdrawal charge percentage, and then totaling the charges.

For partial withdrawals, the withdrawal charge is prorated based on the percentage of your contract value being withdrawn. For example, if you withdraw half of your contract value, approximately half of the withdrawal charge applicable for a full withdrawal would be charged. (However, any waivers of withdrawal charge will not be prorated, so the withdrawal charge in the above example would be reduced further to account for applicable waivers.)

For partial withdrawals, we determine the amount that represents purchase payments which could be subject to a withdrawal charge by the following formula:

     PW - FA   X   (PP - PE)
     -------
     CV - FA

     PW =      Amount of partial withdrawal

     FA = Free amount (amounts that are subject to a waiver of withdrawal charge)

     CV =      Contract value prior to the withdrawal

     PP =      Purchase payments not previously withdrawn

     PE = Amounts withdrawn totaling up to 10% of the prior contract anniversary value to the extent it is larger than amounts withdrawn that represent contract earnings (See item 1 under Waiver of Withdrawal Charges.)

After calculating the amount of purchase payments that might be subject to a withdrawal charge, we use the Withdrawal Order described below to determine the withdrawal charge.

273954                                                                   Page 13

For a partial withdrawal that is subject to a withdrawal charge, the amount we actually withdraw from your contract value will be the amount you request plus any applicable withdrawal charge. The withdrawal charge is applied to this total amount. We pay you the amount you requested.

The withdrawal charge applies regardless of the contract value at time of withdrawal. Therefore, the purchase payment amount applied to the withdrawal charge percentage may be greater or less than the contract value.

MARKET VALUE ADJUSTMENT
With respect to the Guarantee Period Accounts, any amount withdrawn, transferred or annuitized prior to the end of that guarantee period may be subject to a Market Value Adjustment. The Market Value Adjustment will be calculated by multiplying the amount withdrawn, transferred or annuitized by the formula described below:

Amount   x    (( (1 + i) /  (1 + j + 0.001) ) n/12 - 1)

Where:   i     =  rate earned in the account from which funds
                  are being transferred or withdrawn

         j     =  current rate for a new Guarantee Period
                  equal to the remaining term (rounded up) in the current Guarantee Period

         n     =  number of months remaining in the current
                  Guarantee Period (rounded up)

There will be no Market Value Adjustment on withdrawals from Guarantee Period Accounts in the following situations:

(1)  Death Benefit;
(2)  amounts withdrawn to pay fees or charges;
(3) amounts withdrawn from the Guarantee Period Accounts within 30 days before the end of the Guarantee Period,
(4) amounts transferred due to rebalancing of an asset allocation program model portfolio, and
(5)  DCAs from the 1-Year Guarantee Period Account.

..
WAIVER OF WITHDRAWAL CHARGES
Withdrawal charges are waived for all of the following.

1.   In each contract year, the greater of:
     a. Withdrawals during the year totaling up to 10% of your prior contract anniversary value (initial purchase payment and purchase payment credit, if applicable, in the first contract year), or
     b. Contract earnings. ("Contract earnings" is defined as the contract value less purchase payments not previously withdrawn.)

2. Withdrawals made if both you and the annuitant were under age 76 on the contract date, and you provide proof satisfactory to us that, as of the date you request the withdrawal, you or the annuitant are confined to a hospital or nursing home, and have been for the prior 60 days.

     To qualify, the nursing home must:
     a. be licensed by an appropriate licensing agency to provide nursing services; and
     b.   provide 24-hour-a-day nursing services; and
     c.   have a doctor available for emergency situations; and
     d.   have a nurse on duty or call at all times; and
     e.   maintain clinical records; and
     f.   have appropriate methods for administering drugs

3. Withdrawal charges are waived if you or the annuitant are diagnosed in the second or later contract years as disabled with a medical condition that with reasonable medical certainty will result in death within 12 months or less from the date of the licensed physician's statement. You must provide us with a licensed physician's statement containing the terminal illness diagnosis and the date the terminal illness was initially diagnosed.

4. IRA required minimum distributions, for those amounts required to be distributed from this contract only.

5.   Annuity payment plan payments.

6.   Payments made in the event of the death of the owner or annuitant.

273954                                                                  Page 14

WITHDRAWAL ORDER
We use this order to determine withdrawal charges.

o First, withdrawals up to 10% of your prior contract anniversary value (initial purchase payment and purchase payment credit, if applicable, in the first contract year) not previously withdrawn during this contract year. (No withdrawal charge.)

o Next, withdrawals are from amounts representing contract earnings - if any - in excess of the annual 10% free withdrawal amount. (No withdrawal charge.)

o Next, withdrawals are from purchase payments not previously withdrawn and which had been paid more than the number of years in the withdrawal charge period shown under Contract Data prior to withdrawal. (No withdrawal charge.)

o Last, withdrawals are from purchase payments received that are still within the withdrawal charge period shown in the schedule under Contract Data. We withdraw these payments on a "first-in, first-out" (FIFO) basis. There is a withdrawal charge on these payments.

SUSPENSION OR DELAY IN PAYMENT OF WITHDRAWAL
We have the right to suspend or delay the date of any withdrawal payment from the variable subaccounts for any period:

1.   when the New York Stock Exchange is closed; or
2.   when trading on the New York Stock Exchange is restricted; or
3.   when an emergency exists as a result of which:
     a. disposal of securities held in the variable subaccounts is not reasonably practical; or
     b. it is not reasonably practical to fairly determine the value of the net assets of the variable subaccounts; or
4. during any other period when the Securities and Exchange Commission, by order, so permits for the protection of security holders.

Rules and regulations of the Securities and Exchange Commission will govern as to whether the conditions set forth in 2 and 3 exist.

273954                                                                  Page 15

                              ANNUITY PROVISIONS

ANNUITIZATION
When annuitization occurs, the contract value, less any applicable Market Value Adjustment and any purchase payment credits that have not vested, will be applied to make annuity payments. The first payment will be made as of the retirement date. This date is shown under Contract Data. Before payments begin we will require satisfactory proof that the annuitant is alive. We may also require that you exchange this contract for a supplemental contract which provides the annuity payments.

CHANGE OF RETIREMENT DATE
You may change the retirement date shown for this contract. Tell us the new date by written request. If you select a new date, it must be at least 30 days after we receive your written request at our corporate office.

The maximum retirement date is the latest of:

1.   the annuitant's 90th birthday, or
2.   the 10th contract anniversary, or
3.   such other date as agreed upon by us.

PRE-ELECTION OF AN ANNUITY INCOME PLAN
If this is a nonqualified contract, you may elect how the death benefit is to be paid under the contract in the event of death before annuitization. You must make any such election on a form satisfactory to us. We must receive the form in our corporate office prior to the date of death. The death benefit will then be payable as elected by you, rather than as requested by the beneficiary.

If for any reason such election does not satisfy Section 72 of the Code or related distribution requirements, the election will be void. The beneficiary will then be permitted to elect payment as otherwise allowed by this contract.

ANNUITY PAYMENT PLANS
Annuity payments may be made on a fixed dollar basis, a variable basis or a combination of both. You can schedule receipt of annuity payments according to one of the Plans A through E below or another plan agreed to by us.

PLAN A -- This provides monthly annuity payments during the lifetime of the annuitant. No payments will be made after the annuitant dies.

PLAN B -- This provides monthly annuity payments during the lifetime of the annuitant with a guarantee by us that payments will be made for a period of at least five, 10 or 15 years. You must select the guaranteed period.

PLAN C --This provides monthly annuity payments during the lifetime of the annuitant with a guarantee by us that payments will be made for a certain number of months. We determine the number of months by dividing the amount applied under this plan by the amount of the first monthly annuity payment.

PLAN D -- Monthly annuity payments will be paid during the lifetime of the annuitant and joint annuitant. When either the annuitant or the joint annuitant dies we will continue to make monthly payments during the lifetime of the survivor. No payments will be made after the death of both the annuitant and joint annuitant.

PLAN E -- This provides monthly annuity payments for a period of years. The period of years may be no less than 10 nor more than 30.

You may select the plan by written request to us at least 30 days before the retirement date. If at least 30 days before the retirement date we have not received at our corporate office your written request to select a plan, we will make payments according to Plan B with payments guaranteed for 10 years.

If the amount to be applied to a plan would not provide a monthly payment of at least $20, we have the right to change the frequency of the payment or to make a lump sum payment of the contract value.

273954                                                                  Page 16

ALLOCATION OF CONTRACT VALUES AT ANNUITIZATION
At the time of annuitization under an Annuity Payment Plan, you may reallocate your contract value to the One-Year Fixed Account to provide fixed dollar payments and/or among the variable subaccounts, to provide variable annuity payments. We reserve the right to limit the number of variable subaccounts used at any one time during annuitization. The Guarantee Period Accounts and the DCA Fixed Account are not available after annuitization.

FIXED ANNUITY
A fixed annuity is an annuity with payments that are guaranteed by us as to dollar amount. Fixed annuity payments remain the same. At annuitization contract value amounts you allocate to provide fixed dollar payments will be applied to the applicable Annuity Table. This will be done in accordance with the payment plan chosen. The minimum amount payable for each $1,000 so applied is shown in Table B under the Tables of Annuity Rates section.

VARIABLE ANNUITY
A variable annuity is an annuity with payments which:

1.   are not predetermined or guaranteed as to dollar amount; and

2. vary in amount with the investment experience of the variable subaccounts.

DETERMINATION OF THE FIRST VARIABLE ANNUITY PAYMENT
At annuitization, the contract value amounts you allocate to provide variable annuity payments will be applied to the applicable Annuity Table. This will be done:

1. on the valuation date on or next preceding the seventh calendar day before the retirement date; and

2. in accordance with the payment plan chosen. The amount payable for the first payment for each $1,000 so applied is shown in Table A under the Tables of Annuity Rates section.

VARIABLE ANNUITY PAYMENTS AFTER THE FIRST PAYMENT
Variable annuity payments after the first payment vary in amount. The amount changes with the investment performance of the variable subaccounts. The dollar amount of variable annuity payments after the first is not fixed. It may change from month to month. The dollar amount of such payments is determined as follows.

1. The dollar amount of the first annuity payment is divided by the value of an annuity unit as of the valuation date on or next preceding the seventh calendar day before the retirement date. This result establishes the number of annuity units for each monthly annuity payment after the first payment. This number of annuity units remains fixed during the annuity payment period.

2. The fixed number of annuity units is multiplied by the annuity unit value as of the valuation date on or next preceding the seventh calendar day before the date the payment is due. The result establishes the dollar amount of the payment.

We guarantee that the dollar amount of each payment after the first will not be affected by variations in expenses or mortality experience.

EXCHANGE OF ANNUITY UNITS
After annuity payments begin, annuity units of any variable subaccount may be exchanged for units of any of the other variable subaccounts. This may be done no more than once a year. We reserve the right to limit the number of variable subaccounts used at any one time. Once annuity payments start no exchanges may be made to or from any fixed annuity.

273954                                                                  Page 17

                            TABLES OF ANNUITY RATES

Table A below shows the amount of the first monthly variable annuity payment, based on a 5% assumed investment return, for each $1,000 of value applied under any payment plan. The amount of the first and all subsequent monthly fixed dollar annuity payments for each $1,000 of value applied under any payment plan will be based on our fixed dollar Table of Annuity Rates in effect at annuitization. Such rates are guaranteed to be not less than those shown in Table B. The amount of such annuity payments under Plans A, B and C will depend upon the sex and age of the annuitant at annuitization. The amount of such annuity payments under Plan D will depend upon the sex and the age of the annuitant and the joint annuitant at annuitization.

                       TABLE A - DOLLAR AMOUNT OF FIRST MONTHLY VARIABLE ANNUITY PAYMENT PER $1,000 APPLIED
------------------------------------------------------------------------------------------------------------------------------------
                            Plan A                            Plan B                              Plan C            Plan D
------------------------------------------------------------------------------------------------------------------------------------
  Age                     Life Income                     Life Income with                       Life Income    Joint & Survivor
   at       Beginning     Non-Refund        Five Years        Ten Years       Fifteen Years      Installment       Non-Refund
 Annui-        In                            Certain          Certain            Certain           Refund         Male & Female
tization      Year      Male    Female    Male    Female    Male    Female    Male    Female    Male    Female      Same Age
------------------------------------------------------------------------------------------------------------------------------------
 Age 65       2010      6.42     5.92     6.37     5.89     6.23     5.82     6.01     5.71     6.07     5.72          5.35
              2015      6.33     5.84     6.28     5.82     6.15     5.76     5.95     5.65     6.00     5.66          5.30
              2020      6.24     5.77     6.20     5.75     6.09     5.70     5.90     5.60     5.94     5.61          5.26
              2025      6.16     5.71     6.13     5.69     6.02     5.64     5.85     5.55     5.88     5.55          5.21
              2030      6.09     5.65     6.05     5.63     5.96     5.59     5.80     5.51     5.82     5.51          5.18
              2035      6.01     5.59     5.99     5.58     5.90     5.54     5.75     5.47     5.77     5.46          5.14

  Age 70      2010      7.29     6.64     7.19     6.58     6.90     6.44     6.49     6.20     6.71     6.29          5.86
              2015      7.17     6.53     7.07     6.49     6.81     6.35     6.43     6.13     6.62     6.21          5.79
              2020      7.05     6.43     6.97     6.39     6.72     6.27     6.37     6.07     6.54     6.14          5.72
              2025      6.94     6.34     6.86     6.31     6.64     6.20     6.32     6.02     6.46     6.07          5.66
              2030      6.84     6.25     6.77     6.22     6.56     6.13     6.26     5.96     6.38     6.00          5.61
              2035      6.74     6.17     6.67     6.15     6.48     6.06     6.21     5.91     6.31     5.94          5.56

  Age 75      2010      8.51     7.71     8.28     7.59     7.69     7.24     6.97     6.75     7.54     7.08          6.60
              2015      8.34     7.56     8.13     7.45     7.59     7.14     6.91     6.68     7.43     6.97          6.50
              2020      8.17     7.41     7.98     7.32     7.49     7.04     6.86     6.62     7.32     6.87          6.40
              2025      8.02     7.28     7.84     7.19     7.39     6.94     6.81     6.56     7.22     6.78          6.32
              2030      7.87     7.16     7.71     7.08     7.30     6.85     6.75     6.50     7.12     6.69          6.24
              2035      7.73     7.04     7.59     6.97     7.21     6.76     6.70     6.45     7.03     6.61          6.16

  Age 85      2010     12.67    11.74    11.49    10.89     9.37     9.17     7.65     7.61    10.10     9.65          9.30
              2015     12.33    11.39    11.26    10.65     9.29     9.06     7.64     7.58     9.91     9.45          9.09
              2020     12.00    11.07    11.04    10.41     9.21     8.96     7.62     7.56     9.74     9.28          8.89
              2025     11.70    10.77    10.83    10.19     9.13     8.87     7.60     7.53     9.57     9.11          8.70
              2030     11.42    10.50    10.63     9.98     9.04     8.77     7.58     7.51     9.42     8.95          8.53
              2035     11.15    10.24    10.44     9.78     8.96     8.67     7.56     7.48     9.28     8.80          8.37

  Age 90      2010     16.12    15.30    13.50    13.10    10.00     9.91     7.79     7.77    12.01    11.61         11.64
              2015     15.68    14.81    13.29    12.84     9.96     9.86     7.78     7.77    11.80    11.38         11.35
              2020     15.27    14.37    13.08    12.60     9.92     9.81     7.78     7.77    11.60    11.16         11.09
              2025     14.88    13.95    12.88    12.36     9.88     9.76     7.78     7.76    11.42    10.96         10.84
              2030     14.52    13.57    12.68    12.14     9.84     9.70     7.77     7.76    11.25    10.78         10.61
              2035     14.17    13.21    12.49    11.92     9.80     9.65     7.77     7.75    11.08    10.61         10.41
------------------------------------------------------------------------------------------------------------------------------------

Table A above is based on the "2000 Individual Annuitant Mortality Table A" with 100% Projection Scale G and a 5% assumed investment return. Annuity rates for any year, age, or any combination of year, age and sex not shown above, will be calculated on the same basis as those rates shown in the Table above. Such rates will be furnished by us upon request. Amounts shown in the Table below are based on a 5% assumed investment return.

------------------------------------------------------------------------------------------------------------------------------------
                       PLAN E - DOLLAR AMOUNT OF FIRST MONTHLY VARIABLE ANNUITY PAYMENT PER $1,000 APPLIED
------------------------------------------------------------------------------------------------------------------------------------
   Years Payable      Monthly Payment      Years Payable       Monthly Payment        Years Payable           Monthly Payment
        10                 10.51                17                   7.20                   24                      5.88
        11                  9.77                18                   6.94                   25                      5.76
        12                  9.16                19                   6.71                   26                      5.65
        13                  8.64                20                   6.51                   27                      5.54
        14                  8.20                21                   6.33                   28                      5.45
        15                  7.82                22                   6.17                   29                      5.36
        16                  7.49                23                   6.02                   30                      5.28
------------------------------------------------------------------------------------------------------------------------------------

 273954                                                                 Page 18

                    TABLE B - DOLLAR AMOUNTS OF EACH MONTHLY FIXED DOLLAR ANNUITY PAYMENT PER $1,000 APPLIED
------------------------------------------------------------------------------------------------------------------------------------
                            Plan A                            Plan B                              Plan C            Plan D
------------------------------------------------------------------------------------------------------------------------------------
  Age                     Life Income                     Life Income with                       Life Income    Joint & Survivor
   at       Beginning     Non-Refund        Five Years        Ten Years       Fifteen Years      Installment       Non-Refund
 Annui-        In                            Certain          Certain            Certain           Refund         Male & Female
tization      Year      Male    Female    Male    Female    Male    Female    Male    Female    Male    Female      Same Age
------------------------------------------------------------------------------------------------------------------------------------
  Age 65      2010      4.65     4.19     4.63     4.18     4.53     4.13     4.37     4.05     4.12     3.86          3.68
              2015      4.57     4.12     4.54     4.10     4.46     4.06     4.31     3.99     4.07     3.81          3.63
              2020      4.48     4.05     4.46     4.04     4.39     4.00     4.25     3.93     4.01     3.77          3.58
              2025      4.41     3.98     4.39     3.97     4.32     3.94     4.19     3.88     3.96     3.72          3.54
              2030      4.33     3.92     4.31     3.92     4.25     3.89     4.14     3.83     3.92     3.68          3.50
              2035      4.26     3.87     4.25     3.86     4.19     3.84     4.08     3.79     3.87     3.64          3.46

  Age 70      2010      5.53     4.92     5.46     4.89     5.25     4.78     4.91     4.59     4.68     4.38          4.22
              2015      5.41     4.82     5.34     4.79     5.15     4.70     4.84     4.53     4.61     4.31          4.15
              2020      5.29     4.72     5.24     4.70     5.06     4.62     4.78     4.46     4.54     4.25          4.09
              2025      5.19     4.63     5.14     4.61     4.98     4.54     4.72     4.40     4.48     4.20          4.03
              2030      5.08     4.55     5.04     4.53     4.90     4.47     4.66     4.34     4.42     4.14          3.97
              2035      4.99     4.47     4.95     4.46     4.82     4.40     4.60     4.28     4.36     4.09          3.92

  Age 75      2010      6.73     5.98     6.56     5.90     6.10     5.64     5.45     5.21     5.39     5.06          4.99
              2015      6.56     5.84     6.41     5.77     5.99     5.53     5.39     5.14     5.30     4.98          4.89
              2020      6.40     5.70     6.27     5.64     5.89     5.43     5.33     5.07     5.22     4.90          4.80
              2025      6.25     5.57     6.13     5.52     5.78     5.33     5.27     5.01     5.13     4.82          4.71
              2030      6.11     5.45     6.00     5.40     5.69     5.24     5.22     4.94     5.06     4.75          4.63
              2035      5.98     5.34     5.88     5.30     5.59     5.15     5.16     4.88     4.99     4.69          4.56

  Age 85      2010     10.82     9.93     9.86     9.26     7.94     7.72     6.23     6.18     7.54     7.20          7.71
              2015     10.49     9.60     9.63     9.02     7.85     7.61     6.22     6.16     7.39     7.05          7.50
              2020     10.18     9.30     9.41     8.78     7.76     7.50     6.20     6.13     7.26     6.92          7.31
              2025      9.89     9.01     9.20     8.56     7.68     7.40     6.18     6.10     7.14     6.80          7.13
              2030      9.62     8.75     9.00     8.35     7.59     7.30     6.16     6.08     7.03     6.68          6.97
              2035      9.36     8.51     8.81     8.16     7.50     7.20     6.14     6.05     6.93     6.58          6.82

  Age 90      2010     14.23    13.43    11.97    11.56     8.63     8.54     6.38     6.37     9.17     8.85         10.04
              2015     13.80    12.97    11.75    11.30     8.59     8.48     6.38     6.36     9.02     8.69          9.77
              2020     13.41    12.54    11.54    11.05     8.55     8.42     6.37     6.36     8.88     8.54          9.51
              2025     13.04    12.14    11.33    10.81     8.51     8.37     6.37     6.35     8.75     8.41          9.28
              2030     12.69    11.78    11.14    10.58     8.46     8.31     6.37     6.35     8.63     8.28          9.06
              2035     12.36    11.44    10.94    10.37     8.42     8.26     6.36     6.35     8.52     8.17          8.86

------------------------------------------------------------------------------------------------------------------------------------

Table B above is based on the "2000 Individual Annuitant Mortality Table A" at 2.0% with 100% Projection Scale G. Annuity rates for any year, age, or any combination of year, age and sex not shown above, will be calculated on the same basis as those rates shown in the Table above. Such rates will be furnished by us upon request. Amounts shown in the Table below are based on a 2.0% annual effective interest rate.

------------------------------------------------------------------------------------------------------------------------------------
              PLAN E - DOLLAR AMOUNT OF EACH MONTHLY FIXED DOLLAR ANNUITY PAYMENT PER $1,000 APPLIED
------------------------------------------------------------------------------------------------------------------------------------
   Years Payable      Monthly Payment      Years Payable       Monthly Payment        Years Payable           Monthly Payment
        10                  9.18                17                   5.77                   24                      4.36
        11                  8.42                18                   5.50                   25                      4.22
        12                  7.80                19                   5.26                   26                      4.10
        13                  7.26                20                   5.04                   27                      3.98
        14                  6.81                21                   4.85                   28                      3.87
        15                  6.42                22                   4.67                   29                      3.77
        16                  6.07                23                   4.51                   30                      3.68

------------------------------------------------------------------------------------------------------------------------------------

273954                                                                 Page 19

                           DEFERRED ANNUITY CONTRACT


RIVERSOURCE LIFE                                        RIVERSOURCE [LOGO](SM)
INSURANCE COMPANY                                             ANNUITIES
[829 Ameriprise Financial Center]
[Minneapolis, MN 55474]






*  Flexible Purchase Payment
*  Investment Experience Reflected in Benefits
*  Optional Fixed Dollar or Variable Accumulation Values and Annuity Payments
*  Annuity Payments to Begin on the Retirement Date
*  This Contract is Nonparticipating - Dividends Are Not Payable